Exhibit 99.1

VELODYNE LIDAR, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2022

(With Independent Auditors’ Report Thereon)

Velodyne Lidar, Inc.

Index to Consolidated Financial Statements

December 31, 2022

Independent Auditors’ Report

The Board of Directors

Velodyne Lidar, Inc.:

Opinion

We have audited the consolidated financial statements of Velodyne Lidar, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Santa Clara, California

March 31, 2023

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$27,773	$24,064
Short-term investments	167,102	270,357
Accounts receivable, net	9,711	8,881
Inventories, net	9,975	9,299
Prepaid and other current assets	8,804	14,822

Total current assets	223,365	327,423
Property, plant and equipment, net	10,340	14,710
Right-of-use assets, net	15,936	16,891
Goodwill	4,289	1,189
Intangible assets, net	6,508	724
Contract assets	12,013	12,962
Other assets	761	1,522

Total assets	$273,212	$375,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,965	$5,105
Accrued expense and other current liabilities	32,987	33,028
Operating lease liabilities, current	3,100	2,623
Contract liabilities, current	5,726	6,348

Total current liabilities	45,778	47,104
Operating lease liabilities, non-current	13,895	15,210
Contract liabilities, non-current	9,179	12,740
Long-term tax liabilities	1,765	443
Other long-term liabilities	352	661

Total liabilities	70,969	76,158

Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.0001 par value; 2,250,000,000 shares authorized; 238,207,032 and 197,346,675 shares issued and outstanding as of December 31, 2022 and 2021, respectively	25	20
Additional paid-in capital	892,357	825,988
Accumulated other comprehensive loss	(756)	(412)
Accumulated deficit	(689,383)	(526,333)

Total stockholders’ equity	202,243	299,263

Total liabilities and stockholders’ equity	$273,212	$375,421

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenue:
Product	$33,868	$48,002
License and services	10,087	13,922

Total revenue	43,955	61,924
Cost of revenue:
Product	67,883	67,313
License and services	784	525

Total cost of revenue	68,667	67,838

Gross loss	(24,712)	(5,914)
Operating expenses:
Research and development	73,309	77,863
Sales and marketing	20,036	68,025
General and administrative	47,434	70,307

Total operating expenses	140,779	216,195
Operating loss	(165,491)	(222,109)
Interest income	2,732	448
Interest expense	(3)	(80)
Other income, net	238	10,150

Loss before income taxes	(162,524)	(211,591)
Provision for income taxes	526	645

Net loss	$(163,050)	$(212,236)

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2022	2021
Net loss	$(163,050)	$(212,236)
Other comprehensive loss, net of tax:
Changes in unrealized gain on available for sale securities	(187)	(168)
Foreign currency translation adjustments	(157)	(14)

Total other comprehensive loss, net of tax	(344)	(182)

Comprehensive loss	$(163,394)	$(212,418)

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock (Post-Combination)		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2020	175,912,194	$18	$656,717	$(230)	$(315,682)	$340,823
Issuance of common stock under warrant exercises	6,978,061	1	80,247	—	—	80,248
Issuance of common stock under employee stock award plans, net of taxes	14,456,420	1	3,521	—	—	3,522
Share-based compensation	—	—	87,088	—	—	87,088
Other comprehensive loss, net of tax	—	—	—	(182)	—	(182)
Prior year adjustment on warrant liability (Note 10)	—	—	(1,585)	—	1,585	—
Net loss	—	—		—	(212,236)	(212,236)

Balance at December 31, 2021	197,346,675	$20	$825,988	$(412)	$(526,333)	$299,263
Issuance of common stock under at the market (“ATM”) offering, net of issuance costs of $1,436	23,378,308	2	25,803	—	—	25,805
Reversal of accrued SPAC transaction costs	—	—	500	—	—	500
Common stock warrants issuable to customer	—	—	9,327	—	—	9,327
Issuance of common stock under employee stock award plans, net of taxes	19,069,343	2	1,272	—	—	1,274
Issuance of common stock in a business combination	968,308	1	8,021	—	—	8,022
Forfeiture of restricted stock	(2,555,602)	—	—	—	—	—
Share-based compensation	—	—	21,446	—	—	21,446
Other comprehensive loss, net of tax	—	—	—	(344)	—	(344)
Net loss	—	—		—	(163,050)	(163,050)

Balance at December 31, 2022	238,207,032	$25	$892,357	$(756)	$(689,383)	$202,243

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(163,050)	$(212,236)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	7,931	8,452
Reduction in operating lease right-of-use (“ROU”) assets	2,903	3,052
Gain on extinguishment of BlueCity Receivables	(297)	—
Realized gain/loss on investments	—	—
Stock-based compensation	21,446	87,088
Reduction of revenue related to stock warrant issued to customer	9,327	—
Provision for doubtful accounts	—	2,331
Deferred income taxes	—	3
Gain on extinguishment of Paycheck Protection Program (“PPP”) loan	—	(10,124)
Accretion or amortization on short-term investments	(857)	1,688
Other	(38)	22
Changes in operating assets and liabilities:
Accounts receivable, net	(830)	2,506
Inventories, net	(529)	8,833
Prepaid and other current assets	6,619	(1,078)
Contract assets	432	(5,022)
Other assets	11	166
Accounts payable	(748)	(2,829)
Accrued expenses and other liabilities	1,747	2,518
Operating lease liabilities	(2,786)	(3,072)
Contract liabilities	(4,323)	(2,968)

Net cash used in operating activities	(123,042)	(120,670)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,057)	(5,641)
Proceeds from sales of short-term investments	14,500	26,422
Proceeds from maturities of short-term investments	290,345	188,223
Purchase of short-term investments	(200,920)	(340,951)
Investment in notes receivable	—	(750)
Acquisition, net of cash acquired	389	—

Net cash provided by (used in) investing activities	101,257	(132,697)

Cash flows from financing activities:
Proceeds from issuance of ATM shares, net of transaction costs	26,559	—
Payment of issuance costs related to ATM shares	(709)	—
Payments of transaction costs related to the Business Combination (defined in Note 1)	(1,500)	(20,005)
Proceeds from warrant exercises, net of transaction costs	—	89,270
Proceeds from common stock issuance under equity incentive plans	1,274	3,560
Tax withholding payment for vested equity awards	—	(37)

Net cash provided by financing activities	25,624	72,788

Effect of exchange rate fluctuations on cash and cash equivalents	(130)	(5)

Net increase (decrease) in cash and cash equivalents	3,709	(180,584)
Beginning cash and cash equivalents	24,064	204,648

Ending cash and cash equivalents	$27,773	$24,064

	Year Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$4	$80
Cash paid for income taxes, net	$430	$820
Cash paid for operating leases	$3,827	$4,263
Supplemental disclosure of noncash investing and financing activities:
Changes in accrued purchases of property, plant and equipment, and intangibles	$87	$844
ROU assets obtained in exchange for operating lease liabilities	$1,948	$498
Reduction in accrued liabilities for transaction costs (Note 5)	$500	$—
Receipt of equity shares from customer in satisfaction of accounts receivable	$—	$297
Detail of assets acquired and liabilities assumed in acquisition:
Fair value of assets acquired	$8,759	$—
Fair value of liabilities assumed	$(190)	$—
8,109,793, Shares of common stock issued in connection with business combination	$(8,022)	$—
Settlement of notes receivable and working capital from preexisting relationship	$(1,077)	$—

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business, Background and Nature of Operations

Velodyne Lidar, Inc. (the “Company”, “Velodyne” or “Velodyne Lidar”) provides smart vision solutions that are advancing the development of safe automated systems throughout the world. The Company’s technology, which is used in various automotive and non-automotive applications, is empowering the autonomous revolution by allowing machines to see their surroundings in real-time and in 3D.

Graf Industrial Corp. (“Graf”), the Company’s predecessor, was originally incorporated in Delaware as a special purpose acquisition company (SPAC). On September 29, 2020 (the “Closing Date”), Graf consummated a business combination (the “Business Combination”) with Velodyne Lidar, Inc. (the “pre-combination Velodyne”). Immediately upon the consummation of the Business Combination, Graf merged into the pre-combination Velodyne, with the pre-combination Velodyne surviving as a wholly-owned subsidiary of the Company. Graf changed its name to Velodyne Lidar, Inc. and the pre-combination Velodyne changed its name to Velodyne Lidar USA, Inc.

The Company has evaluated how it is organized and managed and has identified only one operating segment. The Company’s operating segment develops and produces Lidar sensors for use in industrial, 3D mapping, drones and auto application.

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity

The Company has funded its operations primarily through the Business Combination, private investment in public entity (“PIPE”) offering, public warrant exercises, private placements of the pre-combination Velodyne preferred stock, employee stock option exercises and ESPP share purchases, and sales to customers. As of December 31, 2022, the Company’s existing sources of liquidity included cash, cash equivalents and short-term investments of $194.9 million. The Company has incurred losses and negative cash flows from operations for several years. If the Company continues to incur losses in the future, it may need to raise additional capital through the issuance of equity and debt. There can be no assurance that the Company would be able to raise such capital. However, management believes that the Company’s existing sources of liquidity are adequate to fund its operations for at least twelve months from the date the audited consolidated financial statements were available for issuance.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains its cash and cash equivalents, and short-term investments with high-quality financial institutes with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

The Company’s accounts receivable are derived from customers located both inside and outside the U.S. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial condition of its customers and requires customer advance payments in certain circumstances. The Company does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was as follows:

	December 31,
	2022	2021
Number of customers accounted for 10% or more of accounts receivable	2	3
Number of vendors accounted for 10% or more of accounts payable	2	1

Two customers accounted for a total of 39% and 30%, respectively, of the Company’s accounts receivable as of December 31, 2022 and December 31, 2021. One vendor accounted for 56% and 28%, respectively, of accounts payable as of December 31, 2022 and December 31, 2021.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to standalone selling price (“SSP”) for each distinct performance obligation in its customer contracts, total estimated future patents and their corresponding estimated development costs, total estimated costs and related progress towards complete satisfaction of performance obligations in certain services arrangements, allowances for doubtful accounts, inventory reserves, warranty reserves, valuation allowance for deferred tax assets, stock-based compensation, useful lives of property, plant, and equipment and intangible assets, income tax uncertainties, and other loss contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with original maturity of three months or less at date of purchase to be cash equivalents.

Short-term investments generally consist of commercial paper and corporate debt securities. They are classified as available-for-sale securities and are recognized at fair value. Marketable securities with maturities greater than one year are classified as current assets because management considers all marketable securities to be available to support current operations. The short-term investments are carried at fair value and the unrealized gains and losses, net of tax, are reported as a separate component of accumulated other comprehensive loss within the stockholders’ equity.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which includes estimated losses that result from uncollectible accounts receivable. The Company determines the allowance by considering a number of factors, including the length of time trade accounts receivable are past due, its customer’s current financial condition and payment history, the condition of the general economy and the industry as a whole, and other relevant facts and circumstances. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon the aforementioned factors and any specific customer collection issues that have been identified. Significant changes in one or more of these considerations may require adjustments affecting the net loss and net carrying value of the account receivable. Provisions for the estimated allowance for doubtful accounts are recorded in general and administrative expense at the end of each reporting period. The Company writes off accounts receivable against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31,
	2022	2021
Beginning balance	$3,207	$876
Charged to costs and expenses	—	2,331
Uncollectible accounts written off, net of recoveries	(3,062)	—

Ending balance	$145	$3,207

The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in restoration or increases in the newly established cost basis. For 2022, the Company had a net increase in the inventory reserve of $2.8 million and for 2021, a net decrease of $0.1 million.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated based on the straight-line method over the estimated useful lives of the respective assets. Additions, major improvements and betterments are capitalized, and maintenance and repairs are expensed as incurred. Assets are held in asset under construction until placed in service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the assets are as follows: buildings, 15-30 years; building improvements, 7-15 years, leasehold improvements, the lesser of 5 years or the lease term; machinery and equipment, furniture and fixtures, vehicles and software, 3-5 years.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which the Company obtains operating control over the acquired business. The consideration paid is determined on the acquisition date and the acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred. Assets acquired and liabilities assumed by the Company are recorded at their estimated fair values, while goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. Refer to Note 2 for further details on the business combination.

Goodwill

Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed when accounted for using the acquisition method of accounting. Goodwill is not amortized, but reviewed for impairment. Goodwill is reviewed annually in the fourth quarter, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. When evaluating recoverability, the Company compares the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of our reporting unit, the Company would record an impairment loss equal to the difference.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment, intangible assets and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, as considered necessary. No impairment loss was recognized for all years presented.

Foreign Currency

The U.S. dollar is the functional currency of the Company’s consolidated entities operating in the U.S. and certain of its subsidiaries operating outside of the U.S. For transactions entered into a currency other than its functional currency, the monetary assets and liabilities are re-measured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are re-measured at historical rates. Income and expenses are re-measured at the average exchange rate prevailing during the period. Gains and losses resulting from the re-measurement of these subsidiaries’ financial statements are included in the consolidated statements of operations.

For foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other expense, net in the consolidated statements of operations. Net foreign exchange gain (loss) recorded in the Company’s consolidated statements of operations was insignificant for all periods presented.

Revenue Recognition

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of lidar sensors to direct customers and distributors. Revenue is recognized at a point in time when control of the goods are transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. For custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an output method based on units of product shipped to date relative to total production units under the contract. Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting. Accounts receivable are due under normal trade terms, typically 60 days or less.

The Company’s license and services revenue consist primarily of product development, validation and repair services, intellectual property (“IP”) license and royalties revenue. The obligation to provide services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Company satisfies its performance obligations. For product development and validation service projects, the Company bills and recognizes revenue as the services are performed. For these arrangements, control is transferred over as the Company’s inputs incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (“cost-to-cost”) as the services are provided. For product repair service, revenue is recognized when the repair services are complete and repaired products are shipped to customer.

The Company licenses rights to its IP to certain customers and collects royalties based on customer’s product sales. IP revenue recognition is dependent on the nature and terms of each agreement. The Company recognizes license revenue upon delivery of the IP if there are no substantive future obligations to perform under the arrangement. Contract liabilities are recorded when license payments received from licensees relating to long-term license contracts for which the Company has future obligations under the license agreements. The Company classifies contract liabilities as current if the Company expects to recognize the related revenue over the next 12 months from the balance sheet date. Royalties from the license of IP are recognized at the later of the period the sales occur or the satisfaction of the performance obligation to which some or all of the royalties have been allocated.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated SSP. The SSP reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company generally uses the cost plus margin approach to estimate SSP. For patent cross-license arrangements, the Company estimates the SSP of the patents based on historical or forecasted development costs for existing and future patents granted or to be granted to customers. Costs related to products delivered are recognized in the period revenue is recognized.

The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Please see Product Warranty for accounting policy on standard warranties. The Company also provides service type extended warranties for an additional term ranging up to two additional years. For service type extended warranty contracts, the Company allocates revenue to this performance obligation on a relative standalone selling price basis and recognizes the revenue ratably over time during the effective period of the services.

Other Policies, Judgments and Practical Expedients

Costs to obtain a contract. The Company generally expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are recorded at the time of the customer order or product shipment in sales and marketing expense in the Company’s consolidated statements of operations. Commission expense was $1.1 million and $0.4 million, respectively, for 2022 and 2021.

Right of return. The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon product shipment or delivery.

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The amount of the transaction price allocated to unsatisfied performance obligations with a duration of more than 12 months is recorded in long-term contract liability, when the entity has received consideration or when consideration is due from the customer, and obligations to transfer services to the customer remain.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers. For arrangements with licenses of intellectual property that include subsequent minimum royalty payments more than one year, the Company adjusts the amount of recorded revenue to reflect the effects of the time value of money if the timing of payments agreed to by the parties to the contract (either explicitly or implicitly) provides the customer with a significant benefit of financing. The effect of the significant financing component will be recognized as interest income separately from revenue from contracts with customers.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.

Judgments and estimates. Accounting for contracts recognized over time involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized in the period in which the revisions to the estimates are made.

Research and Development

Research and development costs are expensed as incurred. Research and development expense consists primarily of personnel-related costs directly with the remainder being third-party software and depreciation.

Advertising

Advertising costs are expensed as incurred and were $0.7 million and $2.5 million, respectively, for 2022 and 2021.

Stock-Based Compensation Expense

Stock-based compensation consists of expense for stock options, RSAs and RSUs granted to employees and nonemployees based on the stock award’s grant date fair value. The Company uses the fair market value of its common stock to estimate the fair value of its RSAs and RSUs and uses the Black-Scholes option pricing model to estimate the fair value of its stock options and purchase rights issued under the Employee Stock Purchase Plan (“ESPP”). For market-based performance RSUs (“PRSU”s), the Company uses the Monte Carlo simulation model (a binomial lattice-based valuation model) to determine the fair value. Stock-based compensation expense for stock options and service-condition awards that are expected to vest is recognized on a straight-line basis over the requisite service period. For performance-based awards, expense is recognized when it is probable the performance goal will be achieved, however if the likelihood becomes improbable, that expense is reversed. The Company recognizes forfeitures as they occur.

As a result of the Business Combination, on October 30, 2020 and May 18, 2021, the Board waived the liquidity event vesting condition applicable to outstanding shares of pre-combination Velodyne’s RSUs and RSAs, respectively. As such, the Company’s outstanding RSUs and RSAs vested to the extent the applicable service condition was satisfied as of such date. The Company accounted for the modification as an exchange of the original award, that was not expected to vest, for a new award. The fair value of the RSUs and RSAs were re-measured based on the fair market value of the underlying Velodyne common stock on the modification date. The compensation expenses resulting from the modification are recognized ratably over the remaining requisite service period or recognized immediately to the extent the service condition of the RSUs and RSAs has been satisfied as of the modification date.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Leases

The Company determines if an arrangement is a lease at inception. The Company evaluates classification of leases at commencement and, as necessary, at modification. As of December 31, 2022 and December 31, 2021, all leases are classified as operating leases except for certain immaterial equipment finance leases. Right-of-Use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.

Operating lease ROU assets and liabilities are recognized on the commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made prior to lease commencement and excludes lease incentives. Variable lease payments not dependent on an index or a rate, are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. The Company’s lease terms are the noncancelable period, including any rent-free periods provided by the lessor, and include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and in subsequent periods as necessary, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. To the extent that lease agreements do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the lease commencement date to determine the present value of lease payments. The incremental borrowing rate is a hypothetical rate based on the Company’s understanding of what its credit rating would be for a secured borrowing where the lease was executed. Lease costs are recognized on a straight-line basis over the lease term. The Company has elected to not separate lease and non-lease components of its facilities leases.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

Amazon Warrant

The Amazon Warrant (as defined in Note 9) is accounted for as an equity instrument. To determine the fair value of the Amazon Warrant on its issuance date, the Company used the Black-Scholes option pricing model, which is based in part on assumptions that require management to use judgment.

For awards granted to a customer, which are not in exchange for distinct goods or services, the fair value of the awards earned based on service or performance conditions is recorded as a reduction of the transaction price. Accordingly, when Amazon makes payments and vesting conditions become probable of being achieved, the Company records a non-cash stock-based reduction to revenue associated with the Amazon Warrant, which is calculated based on the grant date fair value of the Amazon Warrant shares.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of loss or the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. The loss contingencies accrued as of December 31, 2022 and December 31, 2021 were $0.3 million and $0.8 million, respectively.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of revenue in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11, ASU 2020-02 and ASU 2020-03 to provide additional guidance on the credit losses standard. The objective of the guidance in ASU 2016-13 is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU 2016-13 requires an entity to present financial assets measured on an amortized cost basis on the balance sheet, net of an allowance for credit losses. Available for sale and held to maturity debt securities are also required to be held net of an allowance for credit losses. The standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company will adopt the new standard in the first quarter of 2023 and does not expect a significant impact to its consolidated financial statements and related footnote disclosures.

Recently Adopted Accounting Pronouncements

In October 2021, FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (ASU 2021-08). This new guidance requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. ASU 2021-08 will be effective for fiscal years beginning after December 15, 2022, including interim periods within these fiscal years, with early adoption permitted. The provisions of ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company adopted ASU 2021-08 effective January 1, 2022. The adoption of this new standard did not have a significant impact on the Company’s consolidated financial statements and related footnote disclosures.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. ASU 2020-10 is effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-10 is effective for fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. The Company adopted ASU 2020-10 on January 1, 2022. The adoption of this new standard did not have a significant impact on the Company’s consolidated financial statements and related footnote disclosures.

Note 2. Business Combination and Related Transactions

On October 3, 2022 (the “Acquisition Date”), the Company executed a Share Purchase Agreement (SPA) to acquire all equity interests of Bluecity Technology, Inc. (“Bluecity”), an artificial intelligence (AI) software company, whose lidar-based technology provides turnkey solutions for safety, traffic, and infrastructure issues. Effective on that date, Velodyne obtained control of Bluecity operations, and Bluecity became a wholly-owned subsidiary of Velodyne. By acquiring Bluecity, the Company has secured the offering of the intelligent infrastructure solution to customers in the infrastructure space. The addition of Bluecity’s technology also expands the Company’s software product portfolio that can provide more robust solutions to customers.

The aggregate consideration paid was $8.9 million, consisting of $1.1 million, or 1,146,229 shares, of Velodyne Common Stock issued for Simple Agreement for Future Equity (“SAFE”) termination agreements, $6.8 million, or 6,963,564 shares, of Velodyne Canada Stock issued for net assets acquired, and $1.0 million for settlement of preexisting relationships between Velodyne and Bluecity based on the fair value of the assets and liabilities. The fair value of the Velodyne Common Stock and Velodyne Canada Stock were based on the price of Velodyne Common Stock on the acquisition date, which was $0.97 per share. Shares of Velodyne Canada Stock are exchangeable to shares of Velodyne Lidar Common Stock at the election of the holder at a 1:1 ratio. The Company has assessed the embedded conversion feature and the Velodyne Canada Stock as a single unit of account and determined the conversion feature does not require bifurcation from the host instrument.

In connection with the transaction, the Company granted restricted shares of $3.9 million, or 3,982,650 million shares, of Velodyne Canada Stock to Bluecity’s two founders that are contingent on continued employment. The restricted shares will begin vesting after the acquisition date, with 50% vesting on the 18-month anniversary of the acquisition date and 50% on the 36-month anniversary of the acquisition date. The shares were assessed to be an expense of the post combination entity, and therefore excluded from purchase consideration and no amount was recognized as of the acquisition date. Management believes that it is probable that contingencies will be met and that the maximum amount of the payment will be remitted.

The acquisition of Bluecity was accounted for as a business combination, and the assets and liabilities of Bluecity were included in the Consolidated Balance Sheets as of the acquisition date and the results of its operations have been included in the Consolidated Statements of Operations subsequent to the acquisition date. No post-closing working capital adjustments have been recorded to date.

The fair value of intangible assets acquired in business combinations are determined by management in part on independent valuations performed by third-party valuation specialists, which requires the use of significant assumptions and estimates. Critical estimates include, but are not limited to, future expected cash flows, including projected revenues and expenses, and the applicable discount rates. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

The following table summarizes the final fair value of the assets and liabilities as of the acquisition date of October 3, 2022 (in thousands):

Cash	$379
Net working capital other than cash	153
Developed technology	6,600
Goodwill	1,817

Total consideration	$8,949

The Company allocated $6.6 million to the acquired developed technology intangible asset based on fair value to be amortized over its economic useful life of five years. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired. The acquisition of Bluecity resulted in the recognition of $1.8 million of goodwill. Goodwill acquired primarily consists of expanded growth in the intelligent infrastructure space and extension in the Company’s software capabilities which includes software-as-a-service (“SaaS”) offerings. Goodwill created as a result of the acquisition of Bluecity is not expected to be deductible for tax purposes.

Note 3. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the shipping location of the customer, type of good or service and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Total revenue based on the disaggregation criteria described above is as follows (dollar in thousands, percentage may not foot due to rounding difference):

	Year Ended December 31,
	2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by geography:
North America	$11,334	26%	$23,313	38%
Asia Pacific	19,748	45%	25,977	42%
Europe, Middle East and Africa	12,873	29%	12,634	20%

Total	$43,955	100%	$61,924	100%

Revenue by products and services:
Products	$33,868	77%	$48,002	78%
License and services	10,087	23%	13,922	22%

Total	$43,955	100%	$61,924	100%

Revenue by timing of recognition:
Goods transferred at a point in time	$38,507	88%	$56,569	91%
Goods and services transferred over time	5,448	12%	5,355	9%

Total	$43,955	100%	$61,924	100%

In June 2020, the Company entered into a patent cross-license agreement related to its litigation settlement with a customer in Asia Pacific. Under the terms of the arrangement, the customer agreed to make a one-time license payment upon settlement, will make annual fixed royalty payments through 2023, and thereafter, will make product sales royalty payments through February 2030. In September 2020, Velodyne entered into another patent cross-license agreement related to its litigation with a different customer in Asia Pacific. The Company recorded license revenue of $6.8 million and $11.3 million, respectively, related to these patent cross-license agreements for 2022 and 2021. As of December 31, 2022 and December 31, 2021, the Company had $4.1 million and $3.8 million, respectively, of current deferred revenue, and $8.7 million and $11.9 million, respectively, of long-term deferred revenue associated with the rights granted as part of these patent cross-license agreements to receive future patents as they represent stand ready obligations. As of December 31, 2022 and December 31, 2021, the Company also had $15.8 million and $16.3 million, respectively, of contract assets related to these patent cross-license agreements.

Contract Assets and Contract Liabilities

Contract assets primarily relate to unbilled accounts receivable. Unbilled amounts arise when the timing of billing differs from the timing of revenue recognized, such as when revenue recognized on the guaranteed minimums at the inception of the contract when there is not yet a right to invoice in accordance with contract terms. Unbilled amounts are recorded as a contract asset when the revenue associated with the contract is recognized prior to billing and reclassified to accounts receivable when billed in accordance with the terms of the contract.

Contract liabilities consist of deferred revenue, customer advanced payments and customer deposits. Deferred revenue includes billings in excess of revenue recognized related to product sales, licenses, extended warranty and other services revenue, and is recognized as revenue when the Company performs under the contract. The long-term portion of deferred revenue, mostly related to obligations under license arrangements and extended warranty, is classified as non-current contract liabilities and is included in other long-term liabilities in the Company’s consolidated balance sheets. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Customer deposits represent consideration received from a customer which can be applied to future product or service purchases, or refunded.

Contract assets and contract liabilities consisted of the following as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31,
	2022	2021
Contract assets, current
Unbilled accounts receivable	$3,830	$3,313
Contract assets, long-term
Unbilled accounts receivable	12,013	12,962

Total contract assets	$15,843	$16,275

Contract liabilities, current
Deferred revenue, current	$5,476	$6,209
Customer advance payment	250	139

Total	5,726	6,348
Contract liabilities, long-term
Deferred revenue, long-term	9,179	12,740

Total contract liabilities	$14,905	$19,088

The following table shows the significant changes in contract assets and contract liabilities balances (in thousands):

	Year Ended December 31,
	2022	2021
Contract assets:
Beginning balance	$16,275	$11,253
Transferred to receivables from contract assets recognized at the beginning of the period	(3,313)	(2,813)
Increase due to unbilled and recognized as revenue in excess of billings during the period, net of amounts transferred to receivables	2,881	7,835

Ending balance	$15,843	$16,275

Contract liabilities:
Beginning balance	$19,088	$22,055
Revenue recognized that was included in the contract liabilities beginning balance	(9,575)	(7,298)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	5,392	4,331

Ending balance	$14,905	$19,088

Note 4. Fair Value Measurement

The Company categorizes assets and liabilities recorded at fair value on the consolidated balance sheet based on the level of judgment associated with inputs used to measure their fair value. For assets and liabilities measured at fair value, fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability.

The three levels of inputs that may be used to measure fair value are:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities in active markets or quoted prices in less active market. All significant inputs used in the valuations are observable or can be directly or indirectly through market corroboration, for substantially the full term of the assets or liabilities.

•

Level 3 — Unobservable inputs are based on assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation. The Company monitors and review the inputs to ensure the fair value measurements are reasonable and consistent with market experience in similar asset classes.

The following table summarize the Company’s assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$11,318	$—	$—	$11,318

Total cash equivalents	11,318	—	—	11,318

Short-term investments:
Money market fund	6	—	—	6
Commercial paper	—	154,773	—	154,773
Corporate debt securities	—	12,323	—	12,323

Total short-term investments	6	167,096	—	167,102

Total assets measured at fair value	$11,324	$167,096	$—	$178,420

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$391	$—	$—	$391

Total cash equivalents	391	—	—	391

Short-term investments:
Money market fund	7	—	—	7
Commercial paper	—	130,983	—	130,983
Corporate debt securities	—	139,367	—	139,367

Total short-term investments	7	270,350	—	270,357

Total assets measured at fair value	$398	$270,350	$—	$270,748

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments represent highly liquid commercial paper and corporate debt securities with maturities greater than 90 days at the date of purchase. Marketable securities with maturities greater than one year are classified as current assets and were not significant for all periods presented. Unrealized gains and losses on the Company’s short-term investments were not significant as of December 31, 2022 and 2021 and therefore, the amortized cost of the Company’s short-term investments approximated their fair value.

Note 5. Balance Sheet Components

Accounts Receivables, Net

Accounts receivables, net consist of the following (in thousands):

	December 31,
	2022	2021
Accounts receivable	$9,856	$12,088
Allowance for doubtful accounts	(145)	(3,207)

Accounts receivable, net	$9,711	$8,881

Inventories, Net

Inventories, net of reserve, consist of the following (in thousands):

	December 31,
	2022	2021
Raw materials	$5,031	$6,585
Work-in-process	788	1,883
Finished goods	4,156	831

Total inventories	$9,975	$9,299

The inventory balance includes consigned inventory of $2.8 million and $1.5 million as of December 31, 2022 and 2021, respectively. During 2022, the Company recorded an inventory excess of obsolescence reserve of $4.7 million relating to the discontinuation of certain product lines. In addition, the Company recorded $2.9 million as a loss of firm purchase commitment on inventory components with a contract manufacturer resulting from this decision.

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	December 31,
	2022	2021
Prepaid expenses and deposits	$2,697	$7,883
Due from contract manufacturers and vendors	1,106	1,302
Prepaid taxes	575	1,223
Contract assets	3,830	3,313
Other	596	1,101

Total prepaid and other current assets	$8,804	$14,822

Property, Plant and Equipment, Net

Property, plant and equipment, at cost, consist of the following (in thousands):

	December 31,
	2022	2021
Machinery and equipment	$34,392	$36,264
Leasehold improvements	5,999	6,752
Furniture and fixtures	1,479	1,497
Vehicles	100	359
Software	1,273	1,337
Assets under construction	807	1,900

Total property, plant and equipment at cost	44,050	48,109
Less: accumulated depreciation	(33,710)	(33,399)

Property, plant and equipment, net	$10,340	$14,710

The aggregate depreciation and amortization related to property, plant and equipment was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Depreciation and amortization on property, plant and equipment	$6,989	$8,052

Intangible Assets, Net

Intangible assets, net, consist of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of December 31, 2022:
Developed technology	$7,926	$1,494	$6,432
Software	496	420	$76
As of December 31, 2021:
Developed technology	$1,696	$972	$724

Below is a summary of the amortization period of intangible assets at December 31, 2022:

Weighted-average amortization period (years)
Developed technology	5
Software	3

Amortization of intangible assets is as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Developed technology	$522	$399	$385
Software	$420	$—	$—

The following table presents estimated future amortization of the Company’s intangible assets as of December 31, 2022 (in thousands):

Fiscal Year
2023	$1,384
2024	1,388
2025	1,351
2026	1,351
2027	1,022
Thereafter	12

Total	$6,508

Other Assets

Other assets, non-current, consist of the following (in thousands):

	December 31,
	2022	2021
Note receivable	—	750
Deposits and other	761	772

Total other assets	$761	$1,522

In May 2021, the Company entered into a convertible note receivable agreement (the “Note”) with Bluecity wherein Velodyne agreed to lend $750,000 at an interest rate of 0% per annum as a nonrecourse investment. The Note is convertible into equity at the election of the borrower or the Company upon occurrence of certain new financing or corporate transactions. The maturity date of the Note is May 11, 2024. The Note was redeemed in connection with the Bluecity acquisition consummated in October 2022.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2022	2021
Accrued payroll expenses	$12,757	$13,550
Accrued manufacturing costs	7,736	3,925
Accrued transaction costs	3,000	5,000
Accrued professional and consulting fees	5,143	3,411
Accrued warranty costs	1,147	1,934
Accrued taxes	1,291	1,017
Legal proceedings accrual	250	825
Other	1,663	3,366

Total accrued expense and other current liabilities	$32,987	$33,028

The accrued transaction cost of $5.0 million primarily represents investment banking fees and was previously disclosed in the supplemental disclosure of noncash investing and financing activities of the Consolidated Statement of Cash Flows in the Annual Report on Form 10-K for the year ended December 31, 2021. The Company is entitled to reduce the conditional payment by 50% of future engagement fees on financial advisor services related to future merger and acquisition transactions. The decrease year over year was due to a $1.5 million payment to the vendor and a $0.5 million reduction to accrued transaction costs.

Note 6. Leases

The Company leases real estate, equipment and automobiles in the U.S. and internationally. The Company leases office facilities under non-cancelable operating leases that expire on various dates through December 2027, including office and manufacturing space in San Jose, California, used as its corporate headquarters. The basis and terms and conditions on which variable lease payments are determined, are derived from the applicable lease agreements. The leases do not contain any material renewal options, residual value guarantees or restrictive covenants.

The weighted average discount rate for operating leases with initial terms of more than one year was 6.66% and 6.37% and the weighted average remaining term of these leases were 4.8 years and 5.91 years for the years-ended December 31, 2022 and 2021, respectively. Discount rates were determined using the Company’s marginal rate of borrowing at the time each lease was executed or extended.

Lease cost, which consisted primarily of operating lease cost, was $4.0 million and $4.3 million for the years ended December 31, 2022 and 2021, respectively.

The following table summarizes the Company’s undiscounted cash payment obligations for its operating lease liabilities with initial terms of more than twelve months as of December 31, 2022 (in thousands):

Year Ending December 31,	Operating Leases
2023	$4,045
2024	4,134
2025	3,981
2026	3,888
2027	3,780

Total lease payments	$19,828
Less amount representing interest	(2,833)

Present value of lease liabilities	$16,995

Note 7. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss was comprised of the following as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31,
	2022	2021
Foreign currency translation loss, net of tax	$(341)	$(184)
Unrealized loss on investments, net of tax	(415)	(228)

Total accumulated other comprehensive loss	$(756)	$(412)

During the years ended December 31, 2022 and 2021, there were no significant amounts related to foreign currency translation loss or realized gains or loss on investments reclassified to net loss from accumulated other comprehensive loss.

Note 8. Credit Facilities and Notes Payable

The Company had a loan and security agreement with a financial institution that expired on February 24, 2023. The credit agreement, which was entered into in September 2020 and last amended in February 2022, provided a $25.0 million revolving line of credit, with a $5.0 million letter of credit sublimit. The agreement included an option to increase the credit limit up to an additional $15.0 million with the bank’s approval. The advances under the credit facility bear interest at a rate per annum equal to the prime rate plus an applicable margin of 1.5% for prime rate advances, or the SOFR rate plus an applicable margin of 2.5% for SOFR advances. The unused revolving line facility fee was 0.15% per annum of the average unused portion of the credit facility. The revolving line of credit was secured by certain assets of the Company. As of December 31, 2022, the Company was compliant with all associated covenants in the agreement and the credit facility had $5.5 million available for borrowing. The Company did not renew the credit facility and it expired in February 2023.

On April 8, 2020, the Company received loan proceeds of $10.0 million under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Paycheck Protection Program (“PPP”). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable in two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period. The Company filed for the forgiveness of the PPP loan and was approved for forgiveness of such loan and interest on June 30, 2021. The Company recorded a $10.1 million gain from the forgiveness of the PPP loan and related interest in other income for 2021.

Note 9. Stockholders’ Equity

Common Stock

On September 29, 2020, the Company consummated a business combination with the pre-combination Velodyne. On September 30, 2020, Velodyne Lidar’s common stock and warrants began trading on the Nasdaq Global Select Market under the symbol “VLDR” and “VLDRW,” respectively. In connection with the Business Combination, outstanding common stock and preferred stock of the pre-combination Velodyne were converted into common stock of the Company. The Company has retroactively adjusted the pre-combination common and preferred shares issued and outstanding prior to September 29, 2020 to give effect to the exchange ratio established in the Merger Agreement to determine the number of shares of common stock into which they were converted.

The Company is authorized to issue up to 2.25 billion shares of common stock, each with a par value of $0.0001 per share. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. As of December 31, 2022 and December 31, 2021, the Company’s common stock outstanding was 238,207,032 and 197,346,675, respectively.

ATM Offering

On June 15, 2022, the Company entered into an Equity Distribution Agreement (the “ATM Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), pursuant to which, from time to time, the Company may raise up to $100 million by selling shares of its common stock, par value $0.0001 per share (“the ATM Shares”). The ATM Shares were issued pursuant to its shelf registration statement on Form S-3 that became effective on May 11, 2022.

Subject to the terms and conditions of the ATM Agreement, Oppenheimer will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the shares from time to time, based upon the Company’s instructions, and is entitled to a commission at a rate equal to 2.5% of the gross price of any ATM Shares sold through Oppenheimer. The ATM offering will terminate upon the earlier of (i) the sale of all common stock subject to the ATM Agreement or (ii) termination of the ATM Agreement in accordance with its terms. The Company is not required to sell any shares at any time during the term of the ATM Agreement. Net proceeds from the sale of ATM shares will be used for general corporate purposes.

The Company records the sale of its ATM Shares on a settlement date basis. For the year ended December 31, 2022, the Company received net proceeds of approximately $25.8 million (after deducting $1.4 million in commissions and expenses) from sales of 23,378,308 ATM shares at an average price of $1.17 per share.

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of December 31, 2022 and 2021, no shares of preferred stock were issued and outstanding, and the Company has no present plan to issue any shares of preferred stock.

Public Warrants

Upon the closing of the Business Combination, there were 24,876,512 outstanding warrants to purchase shares of the Company’s common stock that were issued by Graf prior to the Business Combination. Each whole warrant entitles the holder to purchase three-quarters of one share of the Company’s common stock at a price of $11.50 per share, subject to adjustments. The warrants are exercisable at any time commencing 30 days after the completion of the Business Combination and expire five years after the completion of the Business Combination. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant at any time after they become exercisable, provided that the last sale price of the Company’s common stock equals or exceeds $18.00 per share, subject to adjustments, for any 20-trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In connection with the Business Combination, on October 19, 2020, the Company registered the issuance of an aggregate of up to 18,657,384 shares of its common stock that are issuable upon the exercise of its warrants, including up to 375,000 shares of its common stock issuable upon exercise of its working capital warrants issued to Graf LLC. The exercise price of the warrants is $11.50 per share. The following summarizes the Company’s common stock issuance related to the warrant exercises:

	December 31,
	2022	2021
Warrants outstanding upon Closing	24,876,512	24,876,512
Warrants exercised to date	18,902,642	18,902,642

Warrants outstanding	5,973,870	5,973,870

Aggregated common shares issuable upon exercise of warrants	18,657,384	18,657,384
Common shares issued upon exercise of warrants	14,176,959	14,176,959

Remaining common shares issuable upon exercise of warrants	4,480,425	4,480,425

Amazon Warrant

In February 2022, the Company and Amazon.com (“Amazon”) entered into a warrant agreement and a transaction agreement, pursuant to which Velodyne agreed to issue to Amazon.com NV Investment Holdings LLC, a wholly-owned subsidiary of Amazon, a warrant (the “Amazon Warrant”) to acquire up to an aggregate of 39,594,032 shares of the Company’s common stock at an exercise price of $4.18 per share. The exercise price and the warrant shares issuable upon exercise of the warrant are subject to customary antidilution adjustments. Following stock sales under the Company’s ATM offering, as of September 30, 2022, the antidilution adjustments provided Amazon with warrants to acquire an additional 190,181 shares, for an aggregate of 39,784,213 shares at an adjusted exercise price of $4.16 per share. The right to exercise the warrants and receive the warrant shares that have vested expires on February 4, 2030. The warrant agreement also contains customary change-in-control provisions.

The Amazon Warrant shares vest in multiple tranches over time based on payments of up to $200 million by Amazon or its affiliates (directly or indirectly through third parties) to the Company in connection with Amazon’s purchase of goods and services from the Company. Upon entry into an additional commercial agreement, certain warrant shares will vest, and the number of shares that vest in connection with future payments by Amazon to Velodyne will be reduced pro rata. As of December 31, 2022, 5,283,882 of the Amazon Warrant shares are vested.

When Amazon makes payments, and vesting conditions become probable of being achieved, the Company records a non-cash stock-based reduction to revenue associated with the Amazon Warrant, which is calculated based on the grant date fair value of the Amazon Warrant shares. The fair value of the Amazon Warrant shares was measured on the grant date using the Black-Scholes option pricing model with assumptions of a six-year expected term, 50% expected volatility, 1.84% risk-free interest rate and a 0% expected dividend yield.

For the year ended December 31, 2022, the Company recognized a reduction to revenues of $9.3 million, respectively, associated with a portion of Amazon Warrant shares that are probable of being vested.

Dividends

The Company has not paid any cash dividends on the common stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur.

Note 10. Stock-Based Compensation

2020 Equity Incentive Plans

2020 Equity Incentive Plan

In connection with the Business Combination, on September 29, 2020, the Company’s stockholders approved the 2020 Equity Incentive Plan (the “2020 Plan”), which provides for the grant of stock options, stock appreciation rights, restricted stock awards and units (“RSAs” and “RSUs”), and other stock or cash-based awards to the Company’s employees, directors and consultants. The Board approved cancelling and converting all outstanding equity-awards granted under the pre-combination Velodyne’s stock plans into equity-based awards under the 2020 Plan effective upon the consummation of the Business Combination, based on exchange ratios established in the Merger Agreement with the same general terms and conditions corresponding to the original awards. The shares under the pre-combination Velodyne’s stock plans have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.

The Company had an initial authorized reserve of 27,733,888 shares of its common stock for issuance under the 2020 Plan. Beginning on January 1, 2021, an additional number of shares will be reserved annually on the first day of each fiscal year for a period of no more than ten years in an amount equal to the least of (a) 5% of the total number of common shares actually issued and outstanding on the last day of the preceding fiscal year, (b) 10,000,000 common shares, or (c) a number of common shares determined by the Board. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The cumulative number of shares reserved was 46,606,012 and the remaining shares available for issuance under the 2020 Equity Plan was 4,519,214 as of December 31, 2022.

The Company uses primarily the sell-to-cover method as the tax withholding method for stock awards upon settlement, pursuant to which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the awards to cover the tax withholding liability and the cash proceeds from such sales are remitted by the Company to taxing authorities.

2020 Employee Stock Purchase Plan

On September 29, 2020, the Company’s stockholders approved the 2020 Employee Stock Purchase Plan (the “ESPP”). The Company had an initial authorized reserve of 3,492,097 shares of common stock for issuance under the ESPP. Beginning on January 1, 2021, an additional number of shares will be reserved annually on the first day of each fiscal year for a period of no more than 20 years in an amount equal to the least of (i) 1% of the outstanding shares of our common stock on such date, (ii) 2,500,000 shares of the Company’s common stock or (iii) a lesser amount determined by the Compensation Committee or the Board. As of December 31, 2022, 1,338,544 shares have been issued and 5,927,978 shares remained available for future issuance under the ESPP.

The ESPP permits eligible employees to purchase shares of the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the applicable purchase period, in an amount not to exceed 15% of their compensation, subject to individual purchase limits of 15,000 shares in any purchase period or $25,000 worth of stock, determined at the fair market value of the shares at the first day of an offering period, in any calendar year. Each offering period had a duration of twelve months beginning on either June 1 or December 1 and consisted of two consecutive six-month purchase periods. The ESPP contained a reset provision whereby if the price of the Company’s common stock on the first day of a new offering period was less than the price on the first day of the preceding offering period, all participants in the preceding offering period with a higher first day price were automatically withdrawn from such offering period and re-enrolled in the new offering period. The reset feature, when triggered, was accounted for as a modification to the original offering period, resulting in incremental expense to be recognized over the new offering period. Each offering period has a duration of six months and the base purchase period coincides with the length of the offering period.

2020 Phantom Stock Incentive Plan

In March 2021, the Board adopted the 2020 Phantom Stock Incentive Plan (the “2020 Phantom Stock Plan”), which provides for the granting of up to 7,635,000 phantom stock units to certain employees that settle, or are expected to settle, with cash payments upon vesting. Like equity-settled awards, phantom stock units are awarded with vesting conditions and are subject to certain forfeiture provisions prior to vesting. Phantom stock unit activity for the year ended December 31, 2022 was not significant.

Stock Incentive Awards

As of December 31, 2022, the Company’s outstanding incentive awards primarily included RSUs, RSAs, performance RSAs (“PRSAs”) and phantom stock units under its stock incentive plans. The RSUs and RSAs typically vest on a quarterly basis over four years, or 25 percent upon the one-year anniversary date from initial vesting date, with the remainder vesting quarterly over the following three years. Certain RSUs also contain performance conditions related to the Company’s product development and business performance for the performance periods specified in the RSU agreements. In April and June 2022, the Company granted PRSAs that contain service, Company performance and market conditions to vest in the underlying common stock. The PRSAs vest on an annual basis over three years. The number of shares that vest is ultimately dependent on the Company’s operating results and value of the Company’s stock at the date specified in the PRSA agreements.

The Company also has 9,791 stock options outstanding as of December 31, 2022, all of which are vested and exercisable at a weighted average price of $7.04 per share, unchanged since December 31, 2021. Their weighted average remaining contractual life was 1.44 years and 2.44 years for the years-ended December 31, 2022 and 2021, respectively.

The RSUs and RSAs issued prior to September 29, 2020, were also subject to a liquidity event vesting condition, which is (i) an initial public offering, or (ii) a Company sale event, both of which must be satisfied on or before the 7-year anniversary of the date of the grant in order for the RSUs to be vested and settled for shares of common stock. As a result of the Business Combination, on October 30, 2020 and May 18, 2021, the Board waived the liquidity event vesting condition applicable to approximately 11.8 million and 4.2 million outstanding shares of pre-combination Velodyne’s RSUs and RSAs, respectively, held by approximately 330 current and former employees and directors.

A summary of the Company’s stock award activities during 2022 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
RSA:
RSAs outstanding as of December 31, 2021	211,298	$6.63
Granted	6,276,002	$1.25
Released	(183,412)	$3.48
Cancelled	(485,047)	$2.20

RSAs outstanding as of December 31, 2022	5,818,841	$1.30

RSU:
RSUs outstanding as of December 31, 2021	5,126,896	$10.51
Granted	15,074,347	$1.58
Released	(2,514,779)	$8.08
Forfeited	(5,354,497)	$5.24

RSUs outstanding as of December 31, 2022	12,331,967	$2.37

PRSU:
PRSUs outstanding as of December 31, 2021	330,505	$6.72
Released	(330,505)	$6.72
Forfeited	—	$—

PRSUs outstanding as of December 31, 2022	—	$—

PRSA:
PRSAs outstanding as of December 31, 2021	—	$—
Granted	9,781,722	$2.12
Released	(436,343)	$2.20
Forfeited	(2,908,959)	$2.20

PRSAs outstanding as of December 31, 2022	6,436,420	$2.08

Stock-Based Compensation Expense

Stock-based compensation consists of expense related primarily to our RSUs, RSAs and PRSAs and, to a lesser extent, stock options, ESPP purchase rights and market-based PRSUs. The Company measures stock-based compensation expenses based on grant date fair value of the stock awards. The Company recognizes stock-based compensation expenses for stock options and service-condition awards that are expected to vest on a straight-line basis over the requisite service period. For performance-based awards, expense is recognized when it is probable the performance goal will be achieved. The Company recognizes forfeitures as they occur.

The Company determines fair market value of the RSUs and RSAs using Velodyne’s closing stock price on grant date. Prior to the business combination, no compensation expense had been recognized for the RSUs and RSAs granted under the pre-combination Velodyne’s stock incentive plans because the liquidity event vesting condition was not probable of being met. When the Board waived the liquidity event vesting condition, the Company’s outstanding RSUs and RSAs vested to the extent the applicable service condition was satisfied as of such dates. The fair value of the RSUs were re-measured to $12.23 and $10.78 per share, respectively, which was based on the fair market value of Velodyne stock on the modification date. The vesting of the RSUs and RSAs resulted in approximately $77.5 million and $45.1 million, respectively, of incremental stock-based compensation expense in the fourth quarter of 2020 and second quarter of 2021. During the third quarter of 2021, the Company accelerated the vesting of 275,419 options, 442,209 RSUs and 330,504 PRSUs to fully vested and incurred approximately $10.8 million of stock-based compensation expense upon the vesting of these stock-based awards.

The Company uses the Black-Scholes pricing model to determine the fair value of its ESPP purchase rights. The determination of the fair value for ESPP purchase rights requires judgment, including estimating the fair market value of common stock, stock-price volatility, expected term, expected dividends and risk-free interest rates. For ESPP, the computation of the expected volatility assumption is based on a weighting of historical and implied volatilities. Due to lack of historical data on employees’ option exercises, the Company estimates the expected term of the options using the simplified method, which calculates the expected term equal to the midpoint between the vesting period and the maximum contractual term. The risk-free interest rate for the period within the expected term is based on the U.S. Treasury yield curve for the comparable term in effect at the time of grant. The expected dividend yield used in the calculation is zero because the Company has not historically paid and currently does not expect to pay dividends in the foreseeable future.

The following table sets forth the weighted average grant date fair value for ESPP purchase rights and the assumptions used as inputs for the Black-Scholes pricing model for the applicable periods:

	Year Ended December 31,
	2022	2021
ESPP:
Weighted average grant date fair value of ESPP purchase rights	$0.53	$2.87
Expected term, in years	0.5	0.73
Expected volatility	99.0%	90.17%
Risk-free interest rate	3.49%	0.14%
Expected dividend yield	—%	—%

The Company uses the Monte Carlo simulation model to determine the fair value of its market-based PRSAs. The Monte Carlo simulation model uses multiple input variables to determine the probability of satisfying the market condition requirements. The fair value of the PRSAs is not subject to change based on future market conditions. The share price represents the trading price as of each valuation date. The expected term represents the vesting period, which is 0.72 and 0.58 years.The expected volatility of 77.30% and 83.63% was estimated considering the Company’s historical volatility as of the award’s grant dates. The risk-free interest rate for the period is based on the term-matched zero-coupon risk-free interest rate from the Treasury Constant Maturities yield curve at the time of grant.

The following table sets forth the fair value on the grant date for PRSAs and the assumptions used as inputs for the Monte Carlo simulation valuation model:

Valuation Date	April 13, 2022	June 1, 2022
Measurement Period Start Date	April 13, 2022	June 1, 2022
Measurement Period End Date	December 31, 2022	December 31, 2022
Time to End of Measurement Period	0.72 year	0.58 year
Grant-Date Stock Price	$2.20	$1.62
Term-Matched Historical Volatility	77.30%	83.63%
Term-Matched Risk-Free Rate	1.44%	1.44%
Conditional Share Fair Value	$1.46	$1.10

The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2022	2021
Cost of revenue	1,795	$2,050
Research and development	10,021	12,787
Sales and marketing	3,104	46,259
General and administrative	6,536	26,007

Total stock-based compensation expense	$21,456	$87,103

As of December 31, 2022, unrecognized compensation cost related to RSUs, RSAs, PRSAs and ESPP was $27.2 million, $6.6 million, $3.8 million and $0.7 million, respectively, which is expected to be recognized over a weighted average period of 2.57, 2.47, 1.35 and 0.29, respectively.

Phantom stock units are recorded as a liability at their current market value and are included in other current liabilities. These grants remain subject to vesting 25% upon the one-year anniversary date from initial vesting date, with the remainder vesting quarterly over the following three years. Based on the trading price of the Company’s common stock, the amount of liability recorded related to phantom stock units was not significant at December 31, 2022.

Note 11. Retirement Plan

The Company has a 401(k) savings and profit-sharing plan (the “401(k) Plan”), which is intended to be a tax-qualified defined contribution plan that covers all eligible employees, as defined in the applicable plan documents. Under the 401(k) Plan, eligible employees may elect salary deferral contributions, not to exceed limitations established annually by the Internal Revenue Service (“IRS”). The Company matches 25% of employees’ eligible contributions up to a maximum amount determined by the Company. The Company’s matching contributions vest 25% per year over the employee’s first four-year period of service. The Company’s matching contributions were $0.9 million and $0.9 million for 2022 and 2021, respectively.

Note 12. Restructuring

The Company incurred restructuring costs of $2.1 million for the year-ended December 31, 2022, which are primarily related to employee termination costs resulting from the workforce reduction as part of the Company’s outsourcing business model. The restructuring activities resulted in an accrued expense in other current liabilities in the accompanying Consolidated Balance Sheet. The table below details the restructuring activities for the year ended December 31, 2022 (in thousands):

	Employee Severance	Exit and disposal costs	Total
Restructuring reserve balance at December 31, 2021	$—	$—	$—
Subsequent accruals	$1,744	$401	2,145
Cash payments	(1,351)	—	(1,351)

Restructuring reserve balance at December 31, 2022	$393	$401	$794

As a part of the restructuring, some employees were requested to provide transition services through a specific date in 2023 in exchange for a retention benefit. The following table summarizes the Company’s costs incurred during the year-ended December 31, 2022, estimated additional costs to be incurred and estimated total costs expected to be incurred under the restructuring program as of December 31, 2022 (in thousands):

	Cost Incurred During the Period	Estimated Additional Costs to be Incurred	Total Restructuring Costs Expected to be Incurred
Employee severance	$1,744	$—	$1,744
Exit and disposal costs	401	791	1,192

Total	$2,145	$791	$2,936

Note 13. Income Taxes

Loss before income taxes consisted of the followings (in thousands):

	Year Ended December 31,
	2022	2021
Domestic	$(163,178)	$(212,156)
Foreign	654	565

Loss before income taxes	$(162,524)	$(211,591)

Provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2022	2021
Current:
Federal	$262	$584
State	48	(70)
Foreign	187	128

Total Current	497	642

Deferred:
Federal	3	3
State	(1)	—
Foreign	27	—

Total Deferred	29	3

Provision for income taxes	$526	$645

The Company is subject to income taxes in the United States, Canada, Germany, China, Thailand and India. The tax provision for the periods presented primarily relates to income taxes of non-U.S. operations as the U.S. operations were in a loss position and the Company maintains a full valuation allowance against its U.S. deferred tax assets.

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:

	Year Ended December 31,
	2022	2021
U.S. federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.4	0.3
Tax credits	2.6	2.5
Withholding taxes	(0.2)	(0.3)
Permanent items	—	1.0
Uncertain tax benefits	—	(0.5)
Prior year return to provision adjustments	0.1	0.6
Change in valuation allowance	(14.9)	(18.2)
Stock-based compensation, net of tax deductions	(2.3)	(6.6)
Limitation of tax attributes due to ownership changes	(9.0)	—
Other	—	(0.1)

Effective tax rate	(0.3)%	(0.3)%

The Company’s effective tax rates differ from the federal statutory rate primarily due to state taxes, tax credits, valuation allowance, stock-based compensation and other permanent adjustments.

The Company’s deferred income tax assets and liabilities as of December 31, 2022 and 2021, were as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforward	$104,089	$82,350
Tax credits	10,427	20,843
Deferred revenue	2,944	3,796
Accruals and reserves	2,580	3,791
Inventories	2,370	1,712
Stock-based compensation	1,130	1,330
Intangibles	147	1,951
Lease liabilities	3,631	3,879
Capitalized research and experimental expenditures	13,097	—
Depreciation and amortization	394	—
Other	15	8

Total deferred tax assets	140,824	119,660

Deferred tax liabilities:
Depreciation and amortization	—	(263)
ROU assets	(3,390)	(3,665)
Prepaids	(539)	(1,486)

Total deferred tax liabilities	(3,929)	(5,414)

Net deferred tax assets before valuation allowance	136,895	114,246
Valuation allowance	(138,189)	(114,256)

Net deferred tax liabilities	$(1,294)	$(10)

Income taxes are accounted for using an asset-and-liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. If applicable, a valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. Further, the Company establishes liabilities or reduces assets for uncertain tax positions when it believes certain tax positions are not more likely than not to be sustained if challenged. Revaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation, and new audit activity.

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the cumulative historical losses generated by the Company and the projected losses in the future, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a net valuation allowance on its deferred tax assets of $138.2 million and $114.3 million as of December 31, 2022 and 2021, respectively.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “ownership change” limitations provided by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

Under the Tax Cuts and Jobs Act of 2017 (“Tax Reform Act”) tax losses generated in taxable years beginning after December 31, 2017, may be utilized to offset no more than 80% of taxable income annually. This change may require us to pay federal income taxes on income in future years despite generating losses for federal income tax purposes in the current and prior years.

Furthermore, the Inflation Reduction Act of 2022 (the “IRA”) was enacted into U.S. law on August 16, 2022 and effective for tax years beginning after December 31, 2021. The IRA includes various tax provisions, including an excise tax on stock repurchases, expanded tax credits for clean energy incentives, and a 15 percent corporate alternative minimum tax on profits that generally applies to U.S. corporations with average adjusted financial statement income over a three year period in excess of $1.0 billion. As of December 31, 2022, the company does not expect the IRA to materially impact our financials. We will continue to monitor further guidance and review any potential impacts.

As of December 31, 2022, the Company had $453.9 million of U.S. federal and $152.8 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes. The Company also had $3.2 million of Canada net operating loss carryforwards which will expire beginning in 2040.

The Company also has federal and California research and development tax credit carryforwards of $4.1 million and $13.7 million, respectively. The federal research credit carryforwards will begin to expire in 2042 and California research credits can be carried forward indefinitely.

The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The following table summarizes the aggregate changes in the total gross amount of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2022	2021
Unrecognized tax benefits as of the beginning of the year	$10,237	$5,785
Increases related to prior year tax provisions	—	226
Decrease related to prior year tax provisions	(4,841)	—
Increase related to current year tax provisions	2,394	4,226
Statute lapse	—	—

Unrecognized tax benefits as of the end of the year	$7,790	$10,237

The unrecognized tax benefits, if recognized, would impact the income tax provision by $0.4 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively. The remaining unrecognized tax benefits would not impact the income tax provision as there would be an offset by the reversal of related deferred tax assets subject to a full valuation allowance.

The Company’s major tax jurisdictions are the United States and California and the earliest year open for examination is the 2016 tax year. The Company’s 2017 and 2018 tax years are currently under IRS examination. The Company believes that an adequate provision has been made for any adjustments that may result from the tax examination. Although the timing of the resolution, settlement, and closure of the audit is not certain, the Company does not believe it is reasonably possible that the Company’s unrecognized tax benefits will materially change in the next 12 months.

Note 14. Commitments and Contingencies

Purchase and Other Commitments

The following table summarizes contractual obligations and commitments as of December 31, 2022 (in thousands):

Years Ending December 31,	Purchase Commitments	Other Contractual Commitments
2023	31,227	335
2024	—	125
2025	—	—

Total	$31,227	$460

Purchase commitments represent outstanding purchase orders or commitments for goods or services with contract manufacturers and vendors that range mostly from one month up to a year. The Company uses several contract manufacturers to manufacture components, subassemblies and products. The Company provides these contract manufacturers with demand information and they use this information to acquire components and build products. Contract manufacturer commitments consist of obligations for on-hand inventories and non-cancelable purchase orders with contract manufactures. If the Company cancels all or part of the orders, it may still be liable to the contract manufacturers for the cost of the materials and components purchased by the subcontractors to manufacture the Company’s products. The Company also obtains individual components for its products from a wide variety of individual suppliers. Other contractual commitments represent the Company’s other contractual obligations for goods or services associated with its ordinary course of business.

Product Warranties

The following table summarizes the activity related to product warranty liabilities and their balances as included in other accrued expenses (in thousands):

	Year Ended December 31,
	2022	2021
Balance as of the beginning of the period	$1,934	$2,204
Warranty provision	338	1,947
Consumption	(1,125)	(2,217)

Balance as of the end of the period	$1,147	$1,934

Indemnifications

The Company has entered into agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company currently has directors’ and officers’ insurance.

Legal Proceedings

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable (except as specifically described below), the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

Ouster Litigation

On June 15, 2022, the Company filed complaint with the U.S. International Trade Commission (“ITC”) against Ouster, Inc. and its contract manufacturer, and a lawsuit in the Northern District of California. The complaint and lawsuit each allege infringement of U.S. Patent Nos. 7,969,558 (the “‘558 patent”) and 9,983,297 and respectively seek relief including an exclusion importation of infringing Ouster products and monetary damages. On July 22, 2022, the ITC instituted a formal investigation into the Company’s claims. In connection with the Ouster Merger (defined below), the Company dismissed the lawsuit and move to withdraw the ITC investigation.

On July 8, 2022 Ouster filed a complaint in the Superior Court of California, Santa Clara County, against the Company and two employees of the Company, alleging trade secret misappropriation against all defendants, breach of contract against one of the individuals, violation of the unfair business practices act against the Company, and violation of false advertising laws against the Company. In connection with the Ouster Merger (defined below), the ITC complaint was withdrawn and the lawsuit was dismissed in November 2022.

Arbitration Proceeding Against David Hall

On June 9, 2021, the Company initiated an arbitration proceeding against David Hall, alleging breach of contract and misappropriation of the Company’s confidential, proprietary, and trade secret information. To protect its intellectual property and in aid of the arbitration process, on July 2, 2021 the Company filed an application with the Santa Clara County Superior Court for a temporary restraining order and preliminary injunction to prohibit Mr. Hall from any further copying, disclosure or use of the Company’s intellectual property and to require him to return all such property to the Company.

On September 7, 2021, the arbitrator issued a preliminary injunction against Mr. Hall, ordering that: 1) Mr. Hall is enjoined from retrieving or accessing three devices to which he copied Velodyne materials and must transfer those devices to a discovery special master, who will review Mr. Hall’s retention and usage of Velodyne information and prepare reports on such retention and use; 2) Mr. Hall must provide an under-oath inventory of any and all of his personal electronic devices in his possession or control upon which Velodyne information currently resides and, upon Velodyne’s request, must provide Velodyne with access to those devices upon request to retrieve, destroy, or ensure the permanent deletion of Velodyne information from those devices; 3) Mr. Hall is enjoined from using anything he created or worked on for Velodyne during the time of his employment; and 4) In light of the preliminary injunctive relief granted under its breach of contract claim, Velodyne’s requests for relief under the California Uniform Trade Secrets Act and for a deposition were denied at this juncture, but the arbitrator expressly held that Velodyne could reinstate those demands following the special master’s report on Mr. Hall’s retention and usage of Velodyne’s materials. Mr. Hall subsequently provided an under-oath inventory pursuant to that order, which identified seventy-one personal devices that may contain Velodyne information. Because Mr. Hall did not consent to the special master conditionally appointed by the arbitrator, Velodyne and Mr. Hall are negotiating on protocol by which to preliminarily review and inspect those personal devices. On October 26, 2021, Mr. Hall filed a motion for a protective order seeking to require the Company to segregate and return his allegedly personal, private, privileged, and confidential information from his Company-issued laptop. On November 30, 2021, the judge denied Mr. Hall’s protective order, noting that Mr. Hall has no expectation of privacy as to the contents of his laptop and that he waived his right to assert privilege over the contents of the laptop. In the same ruling, the judge compelled Mr. Hall to respond to interrogatories issued by Velodyne. On December 16, 2021, the judge ruled that Velodyne sufficiently identified 2,740 allegedly-misappropriated trade secrets. On February 17, 2022, the judge imposed sanctions on Mr. Hall for discovery abuse, and ordered Mr. Hall to pay Velodyne $5,000 as sanctions. The parties engaged in mediation on August 30, 2022. On October 11, 2022, the Company entered into a legal settlement agreement with David Hall and Marta Hall (the “Hall Settlement Agreement”). Under the terms of the Hall Settlement Agreement, Mr. Hall paid the Company $1.95 million in October 2022, and the Company retains possession and control over physical laptops and other media containing the Company’s information. The Hall Settlement Agreement also contains a mutual release of each other from all known and unknown claims that each party has made or could have made against the other prior to the date of the settlement agreement. The Company agreed to submit a request for dismissal of all claims in its ongoing arbitration with Mr. Hall, and Ms. Hall agreed to dismiss her complaint submitted to the Occupational Safety and Hazard Administration, which together constitute all currently outstanding litigation between the Halls and the Company. The parties also agreed to a customary mutual non-disparagement provision.

Under the Hall Settlement Agreement, the Halls did not release their claims against current and former officers and directors of the Company and other individuals asserted in a lawsuit filed in the Superior Court of California, Alameda County, entitled Hall v. Vetter, No. 22-cv-005713, except that the Halls agreed not to add the Company as a party to any such claims.

Discrimination Proceedings by Marta Hall

On August 2, 2021, the Company received a Charge of Discrimination dated July 27, 2021 (“Charge”), indicating that former Chief Marketing Officer, Marta Hall, has filed a charge of employment discrimination under Title VII of the Civil Rights Act, alleging sexual discrimination and retaliation. On February 15, 2022, the Equal Employment Opportunity Commission (EEOC) issued a determination that it will not proceed with an investigation of Ms. Hall’s claim. On September 27, 2021, the Occupational Safety and Health Administration (“OSHA”) informed the Company that it dismissed a complaint brought by Ms. Hall alleging retaliation in violation of the Sarbanes-Oxley Act (“SOX”).”). OSHA found that Ms. Hall failed to show that she engaged in a protected activity under SOX. On October 21, 2021, Ms. Hall submitted an objection to the findings and requested a hearing before an administrative law judge. The Office of Administrative Law Judges docketed the above referenced case. It is not yet assigned to a presiding administrative law judge. Pursuant to the Hall Settlement Agreement, Ms. Hall dismissed her appeal on November 4, 2022.

Hall Proceeding Against Individuals

On January 18, 2022, David Hall and Marta Hall filed a complaint against various current and former officers and directors of Velodyne and other individuals in the Superior Court of California, Alameda County, entitled Hall v. Vetter, No. 22-cv-005713. The complaint alleges conspiracy to defraud, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, intentional misrepresentation, negligent misrepresentation, and securities fraud. The complaint alleges David and Marta Hall have suffered damages and seeks, among other things, compensatory and punitive damages. On May 3, 2022, certain defendants filed motions to compel arbitration and other defendants filed motions to quash service of process for lack of personal jurisdiction. The court conducted a hearing on the motions on July 20, 2022. On August 30, 2022, the court granted the motion to quash service with respect the out of state defendants. On October 3, 2022, the court granted the motion to compel Mr. Hall to arbitrate his claims, and stayed proceedings on Ms. Hall’s claims pending arbitration of Mr. Hall’s claims. On October 20, 2022, David and Marta voluntarily dismissed the action without prejudice. On January 3, 2023, the Halls filed an arbitration demand with the same allegations as the prior lawsuit.

Quanergy Litigation

In September 2016, Quanergy Systems, Inc. (“Quanergy”) filed a complaint against the Company and one of its customers in the Northern District of California (the District Court litigation), seeking a declaratory judgment of non-infringement of one of the ‘558 patent and asserting state and federal trade secret misappropriation claims against the Company and its customer and breach of contract and constructive fraud claims against its customer. In November 2016, Quanergy filed an amended complaint, removing its trade secret misappropriation claims against the Company, dropping its customer from the suit and dropping the related claims of breach and constructive fraud. The amended complaint maintained only the declaratory judgment of non-infringement action against the Company. In December 2016, the Company filed an answer generally denying the allegations and relief requested in Quanergy’s amended complaint. The Company’s answer also included counterclaims against Quanergy asserting direct, indirect, and willful infringement of the ‘558 patent. In January 2017, Quanergy filed an answer generally denying the allegations in the Company’s patent infringement counterclaims and requesting relief. The court held a claim construction hearing on September 13, 2017 and issued a claim construction order on October 4, 2017, which adopted the majority of the Company’s proposed constructions. In June 2018, the district court entered an order granting a joint stipulation to stay the litigation.

Quanergy filed two petitions for inter partes review with the U.S. Patent Office’s Patent Trials and Appeal Board (“PTAB”) in November 2017, challenging all claims of the ‘558 patent that the Company asserted. The Company filed its Patent Owner Preliminary Response to Quanergy’s petitions on March 7, 2018. The PTAB issued an institution decision on May 25, 2018, instituting review of all challenged claims. The Company subsequently filed its Patent Owner Response and a Contingent Motion to amend the claims. The PTAB held oral argument on February 27, 2019. On May 23, 2019, the PTAB issued a Final Written Decision upholding the validity of all the challenged claims, finding that Quanergy did not prove by a preponderance of the evidence that any of the challenged claims of the ‘558 patent were unpatentable, and denying the Company’s contingent motion as moot. In June 2019, Quanergy filed a request for rehearing. On July 21, 2020, Quanergy filed a Notice of Appeal, appealing the PTAB decision to the U.S. Court of Appeals for the Federal Circuit. Quanergy’s opening appeal brief was filed on January 22, 2021. On February 4, 2022, the Federal Circuit of Appeals issued a ruling upholding the validity of the Company’s ‘558 patent. In view of that ruling, on February 18, 2022, the district court lifted the stay.

On November 23, 2022, Quanergy and Velodyne entered into a settlement agreement (the “Quanergy Settlement Agreement”) whereby Quanergy agreed to pay Velodyne $2.75 million pursuant to a two year payment schedule and grant Velodyne a non-exclusive, irrevocable, worldwide, royalty-free license under five patents (the “Quanergy Licensed Patents”). On December 13, 2022, Quanergy filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result of the bankruptcy, Quanergy stopped making any further payments under the Settlement Agreement to Velodyne and Quanergy continues to owe $2,250,000 to Velodyne under the Settlement Agreement.

On March 1, 2023, Velodyne filed a proof of claim in the Quanergy bankruptcy case. The proof of claim asserts a claim against Quanergy in the minimum amount of $2,250,000, plus costs, interests and any calculable royalty payments. The proof of claim also reserves all of Velodyne’s rights and claims against Quanergy, including all of Velodyne’s rights as a licensee of certain of Quanergy’s Licensed Patents.

On March 6, 2023, Quanergy rejected the Quanergy Settlement Agreement with Velodyne pursuant to Section 365 of the United States Bankruptcy Code. While Quanergy rejected the Settlement Agreement, the court order reserves all rights, claims, causes of action, or rights of election Velodyne has or holds, as a licensee of Quanergy’s Licensed Patents pursuant to the United States Bankruptcy Code. Velodyne intends to continue to utilize and maintain its license rights to the Quanergy Licensed Patents.

Employment Matters

On June 8, 2020, a former employee filed a class action lawsuit in the Santa Clara County Superior Court of the State of California. The complaint alleges that, among other things, the Company failed to pay minimum and overtime wages, final wages at termination, and other claims based on meal periods and rest breaks. The plaintiff is bringing this lawsuit on behalf of herself and other similarly situated plaintiffs who have not been identified and is seeking to certify the action as a class action. The plaintiff has now filed a First Amended Complaint that adds a claim pursuant to California’s Private Attorneys General Act. The First Amended Complaint does not specify the amount the plaintiff seeks to recover. Velodyne’s response to the First Amended Complaint was filed on November 16, 2020. On August 5, 2021, the parties reached a tentative settlement. On September 14, 2022, the Court approved the settlement, and the Company paid $0.8 million in settlement of the claims.

Securities Litigation Matters

On March 3, 2021, a purported shareholder of Velodyne filed a complaint for a putative class action against Velodyne, Anand Gopalan and Andrew Hamer in the United States District Court, Northern District of California, entitled Moradpour v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01486-SI. The complaint alleged purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about the Company’s business, operations and prospects, including with respect to David Hall’s role with the Company and removal as Chairman of the Company’s Board of Directors. The complaint alleged that purported class members have suffered losses and sought, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired the Company’s securities between November 9, 2020 and February 19, 2021. On March 12, 2021, a putative class action entitled Reese v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01736-VC, was filed against the Company, Mr. Gopalan and Mr. Hamer in the United States District Court for the Northern District of California, based on allegations similar to those in the earlier class action and seeking recovery on behalf of the same putative class. On March 19, 2021, another putative class action entitled Nick v. Velodyne Lidar, Inc., et al., No. 4:21-cv-01950-JST, was filed in the United States District Court for the Northern District of California, against the Company, Mr. Gopalan, Mr. Hamer, two current or former directors, and three other entities. The complaint was based on allegations similar to those in the earlier class actions and sought, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired the Company’s securities between July 2, 2020 and March 17, 2021. The class actions have been consolidated, lead plaintiffs have been appointed and an amended consolidated complaint was filed on September 1, 2021, based on allegations similar to those in the earlier class actions. The Company filed a motion to dismiss the amended and consolidated complaint on November 1, 2021. The plaintiffs filed a first amended complaint on February 11, 2022. The Company filed a motion to dismiss on March 4, 2022. On July 1, 2022, the court denied the motion to dismiss as it relates to the claims related to David Hall’s role with the Company, but granted the motion to dismiss as to all other claims. The case is proceeding with discovery. The Company intends to defend the actions vigorously.

On March 12, 2021, a putative shareholder derivative lawsuit entitled D’Arcy v. Gopalan, et al., No. 1:21-cv-00369-MN, was filed in the United States District Court for the District of Delaware against current and former directors and/or officers Anand Gopalan, Andrew Hamer, David S. Hall, Marta Thoma Hall, Joseph B. Culkin, Michael E. Dee, James A. Graf, Barbara Samardzich, and Christopher A. Thomas, and names the Company as a nominal defendant. The complaint asserted claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets against all of the individual defendants, and asserted a contribution claim under the federal securities laws against Mr. Gopalan and Mr. Hamer. On March 16, 2021, a second shareholder derivative lawsuit entitled Kondner, et al. v. Culkin, et al., No. 1:21-cv-00391-MN, was filed in the United States District Court for the District of Delaware against most of the same defendants named in the earlier derivative complaint, and asserted claims against the individual defendants for alleged breaches of fiduciary duty and waste of corporate assets. Both derivative actions are based on allegations similar to those in the class actions discussed above, and have now been consolidated. On January 3, 2022, the plaintiffs filed an amended complaint. As a result of the Ouster Merger (defined below), the Company expects that the case will be dismissed.

Contingency Assessment

The Company records accruals for outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable As of December 31, 2022, the Company accrued $0.3 million related its litigation matters. The Company’s legal costs incurred in its defense against these claims are expensed as incurred.

Note 15. Related Party Transactions

Certain holders of the pre-combination Velodyne’s convertible preferred stock (which converted into common stock of the Company upon the Business Combination) purchased products and services, directly or through a third party, from the Company. Revenue and accounts receivable for these holders were as follows (in thousands):

	Year Ended December 31,
	2022	2021
Revenue:
Stockholder A	$304	$347

	December 31,
	2022	2021
Accounts receivable:
Stockholder A	$—	$219

Note 16. Subsequent Events

The Company evaluated subsequent events from December 31, 2022 through March 31, 2023, the date the consolidated financial statements were issued, for events requiring recording or disclosure in the consolidated financial statements for the year ended December 31, 2022. The Company concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements, excepts as described below.

Silicon Valley Bank

On March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver. Thereafter, the FDIC transferred all deposits of SVB to a newly created bridge bank, named Silicon Valley Bridge Bank, N.A., providing all depositors access to their money beginning on March 13, 2023. As of December 31, 2022, the Company’s cash held in deposit accounts at SVB represented less than 5% of the Company’s total cash and cash equivalent and short-term investments. With the Federal Reserve decision to make all SVB’s depositors whole, the events did not materially impact the Company’s financial condition.

Ouster Merger

On November 4, 2022, Ouster, Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”), Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Ouster (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and following the satisfaction or waiver of the conditions specified therein, on February 10, 2023, Merger Sub I merged with and into Velodyne (the “First Merger”), with Velodyne surviving the First Merger as a direct, wholly-owned subsidiary of Ouster (the “Surviving Corporation”), and as soon as practicable following the First Merger, the Surviving Corporation merged with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly-owned subsidiary of Ouster (the “Second Merger,” and together with the First Merger, the “Mergers”). Upon the consummation of the first merger, Velodyne’s equity holders received or have the right to receive shares of Ouster common stock at a deemed value of approximately $1.37 per share based on the closing price of Ouster common stock shares on February 8, 2023 of $1.67, and after giving effect to the exchange ratio of 0.8204 based on the terms of the merger agreement. Accordingly, 193.9 million shares of Ouster common stock are deemed to be issued and outstanding immediately following the mergers, based on Velodyne’s outstanding common stock balance as of November 4, 2022 and accelerated vesting of certain restricted stock units (“RSUs”), performance stock awards (“PSAs”) and restricted stock awards (“RSAs”) upon closing of the first merger as discussed below, 18.8 million shares will be reserved for the potential future issuance of Ouster common stock upon the exercise of Ouster Warrants and RSUs.

At the effective time of the First Merger (the “Effective Time”), (i) each share of common stock, par value $0.0001 per share, of Velodyne (“Velodyne Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the shares that were owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly owned subsidiary of Velodyne, Ouster, Merger Sub I or Merger Sub II) was converted into the right to receive 0.8204 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Ouster (the “Ouster Common Stock,” and such shares the “Velodyne Common Stock Merger Consideration”) and (ii) each share of preferred stock, par value $0.0001 per share, of Velodyne (“Velodyne Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than the shares that were owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly -owned subsidiary of Velodyne, Ouster, Merger Sub I or Merger Sub II) was cancelled for no consideration. The Exchange Ratio resulted in Velodyne equityholders and Ouster equityholders owning approximately 50% and 50%, respectively, of the fully diluted shares of Ouster Common Stock as of the effective date of the Merger Agreement.

Bank of America Transaction Costs

Bank of America Securities, Inc. (“BofA”) served as Velodyne’s financial advisor since May 2020 and provided financial services to Velodyne related to the special purpose acquisition company (“SPAC”) merger in September 2020. Among other fees, Velodyne agreed to a $5.0 million conditional payment subject to reductions based on future spend with BofA. As disclosed in footnote 5, the Company is entitled to reduce the conditional payment by 50% of future engagement fees on financial advisor services related to future merger and acquisition (“M&A”) transactions. As a result of the Ouster Merger, a $3.6 million success fee is due to BofA before March 31, 2023.

Amazon Warrants

As disclosed in Note 9, the Company and Amazon entered into a warrant agreement and a transaction agreement which the Company issued Amazon a warrant to acquire up to an aggregate of 39,784,213 shares. Upon the consummation of certain change of control transactions (as set forth in the Warrant), the Warrant will automatically vest and become exercisable with respect to (i) if the aggregate gross payments collectively paid to Velodyne or any of its affiliates is less than $100 million, 50% of the Warrant Shares that are not vested as of such date or (ii) if such gross payments are equal to or greater than $100 million, a number of Warrant Shares equal to the percentage of Warrant Shares that have previously vested, multiplied by the number of Warrant Shares that are not vested as of such date. As a result of the change in control of the Company due to the Ouster Merger discussed above, 50% of the remaining Amazon warrants have vested.